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                                                                    EXHIBIT 5.1


[LETTERHEAD]


November 1, 2000


Reliant Energy Resources Corp.
1111 Louisiana Street
Houston, Texas 77002


Ladies and Gentlemen:


        We have acted as counsel for Reliant Energy Resources Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on November 1, 2000, relating to the registration under the Act of $325 million aggregate principal amount of the Company's 8.125% Notes due 2005, Series B (the "New Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 8.125% Notes due 2005, Series A (the "Old Notes"). The New Notes are to be issued under an Indenture dated as of February 1, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly Chase Bank of Texas, National Association), pursuant to the terms of the New Notes as established pursuant to Supplemental Indenture No. 3 to the Indenture, dated as of July 6, 2000 (the "Supplemental Indenture").

        In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and the Indenture, as supplemented to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

        When (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly authorized, executed, authenticated and delivered in accordance with the provisions of the Indenture and the Supplemental Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (x) bankruptcy, insolvency, reorganization, moratorium,

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[LETTERHEAD]

                                        2

                                                               November 1, 2000

fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        The opinions set forth above are limited in all respects to matters of Texas law, Delaware corporate law and the contract law of the State of New York as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ Baker Botts L.L.P.